Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

Supplement dated January 27, 2017

to Pricing Supplement dated January 13, 2017

Equity Index Underlying Supplement dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Prospectus dated March 5, 2015

HSBC USA Inc.

Lookback Entry Performance Leveraged Upside SecuritiesSM (PLUS)

Based on the Level of the S&P 500® Index due May 3, 2018

CUSIP: 40435C856

(the “PLUS”)

This document supplements the offering documents referenced above, including in connection with any secondary market transactions in the PLUS by HSBC Securities (USA) Inc. and its affiliates. Terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated January 13, 2017 and filed with the Securities and Exchange Commission (the “SEC”) on January 18, 2017 (the “Pricing Supplement”), the initial level was defined as the lowest official closing level of the S&P 500® Index during the initial level observation period.

The initial level observation period expired on January 27, 2017. The lowest official closing level of the S&P 500® Index during the initial level observation period on which a market disruption event did not occur was 2,263.69, which was the official closing level of the S&P 500® Index on January 19, 2017, which was the seventh day of the initial level observation period.

Therefore, the initial level for the PLUS is 2,263.69.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 5 of the Pricing Supplement, page S-2 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated January 13, 2017:

https://www.sec.gov/Archives/edgar/data/83246/000114420417002704/v457037_424b2.htm

•	Equity Index Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

•	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

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